As filed with the Securities and Exchange Commission on June 9, 2023
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KLX Energy Services Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4904146
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3040 Post Oak Boulevard, 15th Floor Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

SECOND AMENDED AND RESTATED KLX ENERGY SERVICES HOLDINGS, INC.
LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Max L. Bouthillette
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
3040 Post Oak Boulevard, 15th Floor
Houston, Texas 77056
(Name and address of agent for service)

(832) 844-1015
(Telephone number, including area code, of agent for service)

Copies to:
Sarah K. Morgan
Katherine Terrell Frank
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of an additional 1,320,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of KLX Energy Services Holdings, Inc., a Delaware corporation (the “Registrant”), that may be issued pursuant to the Second Amended and Restated KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the Form S-8 registration statements previously filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2018 (File No. 333-227321) and February 16, 2021 (File No. 333-253151). The additional shares of Common Stock registered pursuant to this Registration Statement was authorized pursuant to an amendment and restatement to the Plan that was approved by the Registrant’s stockholders at the Registrant’s annual meeting held on May 10, 2023.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give to all participants in the Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit Number	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 8, 2020, File No. 001-38609).

4.2
Fourth Amended and Restated Bylaws of KLX Energy Services Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 9, 2021, File No. 001-38609).

4.3
Second Amended and Restated KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (Amended and Restated as of March 8, 2023) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 15, 2023, File No. 001-38609).

5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
107.1*	Calculation of Filing Fee Table.

_____________________

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2023.

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Max L. Bouthillette
Name:	Max L. Bouthillette
Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Each person whose signature appears below appoints Christopher J. Baker and Max L. Bouthillette, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on June 9, 2023.

Signatures	Title

/s/ Christopher J. Baker	President, Chief Executive Officer and Director
Christopher J. Baker	(Principal Executive Officer)

/s/ Keefer M. Lehner	Executive Vice President and Chief Financial Officer
Keefer M. Lehner	(Principal Financial Officer)

/s/ Geoffrey C. Stanford	Senior Vice President and Chief Accounting Officer
Geoffrey C. Stanford	(Principal Accounting Officer)

/s/ Dag Skindlo	Chairman of the Board of Directors
Dag Skindlo

/s/ John T. Collins	Director
John T. Collins

/s/ Gunnar Eliassen	Director and Chairman of the Nominating and Corporate
Gunnar Eliassen	Governance Committee

/s/ Thomas P. McCaffrey	Director
Thomas P. McCaffrey

/s/ Corbin J. Robertson, Jr.	Director and Chairman of the Compensation Committee
Corbin J. Robertson, Jr.

/s/ John T. Whates	Director and Chairman of the Audit Committee
John T. Whates